Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
Inverness Medical Innovations, Inc.
Waltham, MA
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-85658, 333-87180, 333-102577, 333-107288, 333-110715, 333-116659, 333-124461, 333-128017, 333-134412, 333-134574, 333-138889 and 333-138919), and Form S-8 (No. 333-67392, 333-74032, 333-85402, 333-90530, 333-106994, 333-106996, 333-128937 and 333-139878) of Instant Technologies, Inc. and affiliates of our report dated March 1, 2007, relating to the Combined Balance Sheets as of December 31, 2006 and 2005 and Combined Statements of Income, General and Administrative Expenses, Retained Earnings, Cash Flows and supplementary information for the years ended December 31, 2006 and 2005 which is incorporated in this current report on Form 8K.
/s/ COLBY & COMPANY, PLC
Chesapeake, Virginia
April 23, 2007